UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   January 5, 2016

RCS Capital Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-35924	38-3894716
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

405 Park Ave., 12th Floor New York, NY	10022
(Address of principal executive offices)	(Zip Code)

(866) 904-2988

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On January 5, 2016, RCS Capital Corporation (the “Company”) was notified by the New York Stock Exchange (the “NYSE”) that, pursuant to Section 802.01D of the NYSE’s Listed Company Manual, the NYSE has determined to commence proceedings to delist its Class A common stock. The Company had announced on January 4, 2016 that it intends to file a voluntary petition for a prearranged Chapter 11 bankruptcy in late January 2016 in order to implement a financial restructuring. As previously disclosed, the contemplated Chapter 11 restructuring will eliminate the common and preferred equity of the Company. Trading in the Company’s Class A common stock was suspended on January 4, 2016.

The NYSE will apply to the Securities and Exchange Commission to delist the Class A common stock upon completion of all applicable procedures, including any appeal by the Company of the decision. The Company has a right to a review of this determination, however the Company does not intend to appeal the determination and, therefore, it is expected the Company’s Class A common stock will be delisted.

Effective January 5, 2016, the Class A common stock of the Company commenced trading on the OTC Pink marketplace under the symbol “RCAP.” The Company can provide no assurance that its Class A common stock will continue to trade on this market, whether broker-dealers will continue to provide public quotes of the Company’s Class A common stock on this market, whether the trading volume of the Company’s Class A common stock will be sufficient to provide for an efficient trading market or whether quotes for the Company’s Class A common stock may be blocked by OTC Markets Group in the future.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RCS Capital Corporation

Date: January 8, 2016	By:	/s/ R. Lawrence Roth
	Name:	R. Lawrence Roth
	Title:	Chief Executive Officer